UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2008
___________

CIRCUIT CITY STORES, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-5767 (Commission File Number)	54-0493875 (I.R.S. Employer Identification No.)

9950 Mayland Drive Richmond, Virginia (Address of principal executive offices)	23233 (Zip Code)

Registrant’s telephone number, including area code: (804) 486-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

In a press release issued on September 22, 2008, Circuit City Stores, Inc. (the “Company”) announced that it expects to deliver second quarter results that are slightly better than the previously provided range of a loss from continuing operations before income taxes of $170 million to $185 million, excluding any unusual non-cash charges.  The Company reiterated that it will report results for the quarter ended August 31, 2008, on Monday, September 29, 2008.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2008, the Company and Philip J. Schoonover, chairman of the board, president and chief executive officer, terminated their employment relationship, effective immediately.  Mr. Schoonover joined the Company in 2004 and had served as its president since 2005 and as its chairman of the board and chief executive officer since 2006.

In connection with the termination of the employment relationship, the Company has enforced the employment agreement between the parties that was effective as of October 4, 2004.  Mr. Schoonover will receive the payments and benefits that his agreement provides for “involuntary termination without cause” or “termination for good reason,” which include an amount of one times each of his base salary ($900,000) and the target bonus for the current fiscal year ($900,000), health and welfare benefit plan participation for two years, up to $50,000 in outplacement services and the acceleration of the vesting of his stock option and restricted stock awards that would have vested prior to October 4, 2009.

Mr. Schoonover also resigned as a director of the Company as of September 22, 2008.  He had served as a director since 2005.

Also effective September 22, 2008, James A. Marcum, 49, who has served as the Company’s vice chairman since August 18, 2008, was named as the Company’s acting president and chief executive officer.  Mr. Marcum has also served as a director of the Company since June 2008.  From 2004 to August 2008, he was Operating Partner and Operating Executive of Tri-Artisan Capital Partners, LLC, a merchant banking firm. From 2007 to August 2008, Mr. Marcum also served as Chairman and Chief Strategic Officer of Enabl-u Technologies Corp., an early stage interactive training and data management solutions provider.  From 2005 to 2006, he was Chief Executive Officer of Ultimate Electronics, Inc., a consumer electronics retailer specializing in home and car entertainment.  From 2001 to 2003, he served in various capacities, including Executive Vice President and Chief Financial Officer and Executive Vice President of Operations, with Hollywood Entertainment Corporation, a video home entertainment specialty retailer.  Mr. Marcum previously served in executive positions with Lids, Inc., a specialty retailer of hats, Stage Stores, Inc., a specialty retailer of branded apparel, and Melville Corporation, a conglomerate of specialty retail chains in the apparel, footwear, drug, health and beauty aids and furniture and accessories sectors.  He is a director of Iconix Brand Group, Inc.

The terms of Mr. Marcum’s employment with the Company are set forth in an offer letter from the Company to Mr. Marcum dated August 8, 2008 and an employment agreement between the Company and Mr. Marcum, effective as of August 18, 2008.  A summary of Mr. Marcum’s compensation, as provided in his offer letter and his employment agreement, were set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2008 (the “Marcum Form 8-K”), and are incorporated herein by reference.  There were no amendments or modifications to the terms of his employment in connection with his service as the Company’s acting president and chief executive officer.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)   On September 22, 2008, the Company adopted an amendment to its bylaws (the “Bylaws”). The amendment revised Section 2.2 of the Bylaws to decrease the size of the Company’s Board of Directors from 14 to 13 directors.

The full text of the Bylaws, as amended to date, is attached as Exhibit 3.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
3.1	Circuit City Stores, Inc. Bylaws, as amended September 22, 2008

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCUIT CITY STORES, INC.
(Registrant)

Date: September 25, 2008	By: /s/ Reginald D. Hedgebeth
Reginald D. Hedgebeth
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Circuit City Stores, Inc. Bylaws, as amended September 22, 2008